COMMONWEALTH INTERNATIONAL SERIES TRUST

CODE OF ETHICS (RULE 17j -1 POLICY)

for
Governing Purchase and Sale of Securities by Each
Officer, Trustee and Employee

This Code of Ethics ("Code") is adopted pursuant to Rule 17j-1 (the "Rule") promulgated by the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “Act”) by the Commonwealth International Series Trust (the "Trust") for the purpose of instructing all employees, officers, directors and trustees of the Trust, Unified Financial Securities, Inc. (the "Distributor") and FCA Corp, the adviser to the Trust (the "Adviser"), in their ethical obligations and to provide rules for their personal securities transactions. All such persons owe a fiduciary duty to the Trust and the shareholders of the Trust’s series portfolios (each a “Fund” and collectively, the “Funds”). A fiduciary duty means a duty of loyalty, fairness and good faith towards the Trust and its shareholders, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code.

I.	Statement of General Principles

This Code is adopted in recognition of the following principles that govern personal investment activities of all individuals associated with the Trust.

a)	It is their duty at all times to place the interests of Fund shareholders ahead of their personal interests. Priority must be given to Fund trades over personal securities trades.

b)	All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

c)	Individuals should not take advantage of their positions to benefit themselves at the expense of any Fund.

d)	In personal securities investing, individuals should follow a philosophy of investment rather than trading.

II.	General Provisions

No person associated with the Trust, the Adviser, or the Distributor, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by such Trust or Fund, shall:

a)	Employ any device, scheme or artifice to defraud the Trust or any of its shareholders;

b)	Make to the Trust or any of its shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading

c)	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any of its shareholders; or

d)	Engage in any manipulative practice with respect to the Trust or any of its shareholders.

e)	Engage in any transaction in a security while in possession of material nonpublic information regarding the security or the issuer of the security; or

f)	Engage in any transaction intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading.

To assure compliance with these restrictions, the Funds agree to be governed by the provisions contained in this Code, and the Adviser and the Distributor agrees to be governed by a code of ethics that complies with the provisions of the Rule and has been approved by the Trust’s Board of Trustees (the “Board”). Each person affiliated with the Adviser and the Distributor who would otherwise be subject to the provisions of this Code will instead be governed by the provisions of the code of ethics of the Adviser or the Distributor, provided that each shall provide to the Compliance Officer, in advance of each quarterly meeting of the Board, information regarding any violations of its code of ethics involving persons who would otherwise be Access Persons hereunder whose violations were relevant to a Fund.

III.	Definitions

1.	Access Person-

A.	as to the Trust each director or officer of the Trust shall be presumed to be an access person, provided, however, that the Board may, by resolution, rebut such presumption based on a determination that the functions and duties of a particular director or officer are such that such director or officer (i) (A) does not make any recommendation or participate in the determination of which recommendation will be made; (B) does not have principal functions or duties relating to the determination of which recommendation will be made, or (C) does not, in connection with his or her duties, obtain information concerning recommendations, on Covered Securities being made by the Adviser or (ii) does not in the ordinary course of business make any recommendation to a Fund regarding the purchase or sale of Covered Securities ;

B.	with respect to the Distributor, any director, officer, or general partner of the Distributor who in the ordinary course of business makes, participates in or obtains information regarding the purchase or sale of Covered Securities by a Fund or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities; provided that, each Access Person who is affiliated with the Distributor will be governed by the provisions of the code of ethics of the Distributor and will not be subject to the provisions of this Code; and

C.	with respect to the Adviser each director or officer of the Adviser shall be presumed to be an access person, provided, however, that the Board may, by resolution, rebut such presumption based on a determination that the functions and duties of a particular director or officer are such that such director or officer (i) (A) does not make any recommendation or participate in the determination of which recommendation will be made; (B) does not have principal functions or duties relating to the determination of which recommendation will be made, or (C) does not, in connection with his or her duties, obtain information concerning recommendations, on Covered Securities being made by the Adviser or (ii) does not in the ordinary course of business make any recommendation to a Fund regarding the purchase or sale of Covered Securities,

2.	Act - Investment Company Act of 1940.

3.	Adviser - FCA Corp.

4.	Advisory Person – includes (a) natural person in a “control” relationship to the Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by a Fund, and (b) each employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund or whose functions relate to the making of any recommendations with respect to the purchases or sales.

5.	Beneficial Ownership - generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. Among other things, beneficial ownership is presumed regarding securities and accounts held in the name of a spouse or any other family member living in the same household. Beneficial ownership also extends to transactions by entities over which a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.

6.	Code - this Code of Ethics.

7.	Compliance Officer - person designated by the Board of Trustees to fulfill the responsibilities assigned to the Compliance Officer hereunder.

8.	Covered Security - any security as defined in Section 2(a)(36) of the Act (a broad definition that includes any interest or instrument commonly known as a security), but excluding (a) direct obligations of the U.S. Government, (b) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (c) shares of unaffiliated open-end investment companies.

9.	Distributor – Unified Financial Securities, Inc.

10.	Fund or Funds - Each series of the Trust as established and designated by the Board of Trustees.

11.	Initial Public Offering - an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

12.	Limited Offering - an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under that Act.

13.	Security held or to be acquired - any Covered Security that, within the most recent 15 days (i) is or has been held by a Fund, (ii) is being considered by a Fund or by the Adviser for purchase by the Fund, or (iii) any option to purchase or sell, and any security convertible into or exchangeable for, one of the foregoing.

IV.	Substantive Restrictions

1.	The price paid or received by a Fund for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person. To that end:

a.	no Access Person shall enter an order for the purchase or sale of a security which a Fund is, or is considering, purchasing or selling until the day after the Fund's transactions in that security have been completed, provided that the provisions of this section shall not apply to any trustee of the Trust who is not an "interested person" of the Fund (as defined in Section 2(a)(19) of the Act) except with respect to securities transactions where such trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that such security was being purchased or sold by a Fund or that a purchase or sale of such security was being considered by or with respect to a Fund; and

b.	The foregoing restrictions shall not apply to the following transactions unless the Compliance Officer determines that such transactions violate the General Principles of this Code:

1)	reinvestment of dividends pursuant to a plan;

2)	transactions in: short-term securities issued or guaranteed by an agency or instrumentality of the U.S. Government; bankers' acceptances; U.S. bank certificates of deposit; and commercial paper;

3)	transactions in which direct or indirect beneficial ownership is not acquired or disposed of,

4)	transactions in accounts as to which an Access Person has no investment control:

5)	transactions in accounts of an Access Person for which investment discretion is not retained by the Access Person.

2.	No Advisory Person may, without first obtaining approval from the Compliance Officer, directly or indirectly acquire beneficial ownership of any securities issued as part of an Initial Public Offering or a Limited Offering. Any such approval shall take into account, among other factors, whether the investment opportunity should be reserved for a Fund and whether the opportunity is being offered to such Advisory Person because of his or her position with a Fund. Any such Advisory Person who has been authorized to acquire securities in a Limited Offering must disclose his or her interest if he or she is involved in a Fund's consideration of an investment in such issuer. Any decision to acquire such issuer's securities on behalf of a Fund shall be subject to review by Advisory Persons with no personal interest in the issuer.

3.	An Advisory Person may not accept any gift or other thing of more than de minimis value from any person or entity doing business with or on behalf of a Fund.

4.	An Advisory Person shall not serve on the boards of directors/trustees of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the Compliance Officer following the receipt of a written request for such approval. In the event such a request is approved, procedures shall be developed to avoid potential conflicts of interest.

5.	Any profits derived from securities transactions in violation of this Section shall be forfeited and/or paid to the appropriate Fund or Funds for the benefit of its or their shareholders. Gifts accepted in violation of paragraph 3 of this Section IV shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of any affected Fund and its shareholders.

V.	Access Person Reports[1]

1.	Initial and Annual Holdings Report. Within 10 days of commencement of employment by the Trust, Adviser or the Distributor or otherwise assuming the status of "Access Person," and annually thereafter, each Access Person shall disclose in writing, in a form acceptable to the Compliance Officer, all direct or indirect Beneficial Ownership interests of such Access Person in Covered Securities (which must be current as of a date no more than 45 days before the report is submitted). Information to be reported includes:

a.	title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership interest when the person became an Access Person;

b.	name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person;

c.	the date the report is submitted by the Access Person.

2.	Quarterly Transaction Report. Unless the following information would duplicate information provided pursuant to paragraph V.6, below, each Access Person shall report to the Compliance Officer within 30 days of the end of each calendar quarter:

a.	with respect to any transaction during the quarter in a Covered Security in which the Access person had any direct or indirect beneficial ownership:

1)	the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

2)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3)	the price of the Covered Security at which the transaction was effected;

4)	the name of the broker, dealer or bank with or through which the transaction was effected; and

1 Moreover, in the case of reports required under this Code, any Access Person may supply the Trust in lieu of such reports with duplicate copies of broker trade confirmations or account statements with respect to the access person provided such confirmation and/or account statements are: (i) received by the Trust within the time period and (ii) contain all the information required by this Section V.

5)	the date that the report is submitted by the Access Person.

b.	with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

1)	the name of the broker, dealer or bank with whom the Access Person established the account;

2)	the date the account was established; and

3)	the date that the report is submitted by the Access Person.

3.	Any report required to be submitted pursuant to this Section V may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

4.	Each Access Person, with respect to each brokerage account in which such Access Person has any beneficial interest shall arrange that the broker shall mail directly to the Compliance Officer at the same time they are mailed or furnished to such Access Person copies of periodic statements with respect to the account.

5.	Exceptions from Reporting Requirements

a.	A person need not submit reports pursuant to this Section V with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control;

b.	Other than the Trust’s Compliance Officer, a trustee or officer of the Trust who is not an "interested person" of the Adviser (as defined in Section 2(a)(19) of the Act), and who would be required to make a report solely by reason of being a trustee or officer of the Fund, need not make:

1)	an Initial Holdings Report or an Annual Holdings Report;

2)	a Quarterly Transaction Report unless the trustee or officer knew or, in the ordinary course of fulfilling his official duties as a trustee or officer of the Fund, should have known that, during the 15-day period immediately preceding or after the director's or trustee’s transaction in a Covered Security, a Fund purchased or sold such Covered Security or a Fund or an Adviser considered purchasing or selling the Covered Security.[2]

6.	Promptly after the adoption of this Code, and promptly after a person becomes an Access Person, the Compliance Officer shall notify each Access Person that he or she is subject to the reporting requirements of this Code, and shall deliver a copy of this Code to each Access Person. The Compliance Officer shall annually obtain written assurances from each Access Person that he or she is aware of his or her obligations under this Code and has complied with the Code and with its reporting requirements.

7.	The Compliance Officer shall develop and implement procedures for the review by appropriate management or compliance personnel of reports submitted pursuant to this Code and for monitoring of personal investment activity by Access Persons that would identify abusive or inappropriate trading patterns or other practices of Access Persons. The Compliance Officer shall report on such procedures to the Board at each quarterly Board meeting and in connection with the annual review of this Code referred to in Section VI. below.

VI.	Reports to the Board

1.	The Compliance Officer of the Trust, the Adviser and Distributor shall each report in writing to the Board at least annually regarding the following matters not previously reported:

a.	Significant issues arising under their respective codes of ethics, including material violations of the code of ethics, violations that, in the aggregate, are material, and any sanctions imposed;

b.	Significant conflicts of interest involving the personal investment policies of the Trust, Adviser or Distributor, as applicable, even if they do not involve a violation of the code of ethics; and

c.	The results of monitoring of personal investment activities of Access Persons in accordance with the procedures referred to in Section V.9 hereof

Each such report shall certify that the Trust, Adviser or Distributor, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating the relevant code of Ethics.

2.	The Compliance Officer shall have discretion to determine that a violation is not material and need not be included in a report to the Board under Section VI.1 if he or she finds that by reason of the size of the transaction, the circumstances or otherwise, no fraud or deceit or manipulative practice could reasonably be found to have been practiced on a Fund in connection with its holding or acquisition of the security or that no other material violation of this Code has occurred. A written memorandum of any such finding shall be filed with reports made pursuant to this Code.

2 A trustee or officer of the Trust who is not an "interested person" of the Trust (as defined in Section (a)(19) of the Act) is required to file Exhibit A - Code of Ethics of Quarterly Transaction Report Form for Independent Trustees and Officers, unless the Board has made a determination that such person is not an access person.

3.	The Board shall consider reports made to it hereunder and may impose such sanctions or further sanctions, in addition to any forfeitures imposed pursuant to Section IV.5 hereof, as it deems appropriate, including, but not limited to, a letter of sanction or suspension or termination of the employment of the violator.

4.	In addition to the annual report required by Section VI.1, the Compliance Officer shall report to the Board promptly, but no later than the next board meeting, regarding serious violations of the Code, and any serious violations of the codes of ethics of the Adviser or the Distributor that are reported to the Compliance Officer.

5.	The Board of Trustees shall review the Code and its operation at least annually.

VII.	Recordkeeping

1.	The Trust, Adviser and Distributor shall maintain the following records at their principal offices:

a.	the Code and any related procedures, and any code that has been in effect during the past five years shall be maintained in an easily accessible place;

b.	a record of any violation of the Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

c.	a copy of each report under the Code by (or duplicate brokers' advice for the account of) an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

d.	a record of all persons, currently or within the past five years, who are or were required to make or to review reports under Section V.1, 2 or 3, to be maintained in an easily accessible place;

e.	a copy of each report under Section VI.1 by the Compliance Officer to the Funds, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

f.	a record of any decision, and the reasons supporting the decision, to approve an acquisition by an Advisory Person of securities offered in an Initial Public Offering or in a Limited Offering, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

VIII.	Approval Requirements

The Code and the code of ethics of the Adviser and the Distributor, and any material changes to the Code and the code of ethics of the Adviser or the Distributor, must be approved by the Board. Each such approval must be based on a determination that the Code (or code of ethics in the case of the Adviser or Distributor) contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Rule.

As adopted: May 16, 2003,
as amended August 20, 2010,
as amended June 22, 2011,
as amended December 14 , 2015

EXHIBIT A

COMMONWEALTH INTERNATIONAL SERIES TRUST
CODE OF ETHICS QUARTERLY TRANSACTION REPORT FORM
FOR INDEPENDENT TRUSTEES AND OFFICERS

This Form is to be completed no later than 30 days after the relevant calendar quarter.

For the Quarter ended: ___________________________________

______ I hereby certify that during the quarter I was not privy to any information concerning the Adviser’s or the Funds’ transactions in Covered Securities during the 15-day period immediately preceding or after any of my transactions in a Covered Security during the quarter. I further certify that I have not used confidential information, including material non-public information related to the Funds and related to portfolio transactions made or contemplated for a Fund, to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

______ I hereby certify that during the quarter I was privy to information concerning the Adviser’s or the Funds’ transactions in Covered Securities during the 15-day period immediately preceding or after any of my transactions in a Covered Security during the quarter. I further certify that I have not used confidential information, including material non-public information related to the Funds and related to portfolio transactions made or contemplated for a Fund, to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

Please find attached a copy of my transactions during the quarter (Exhibit B).

Signature:

Name:

Date:

Please send this page to Steve Fodo, Chief Compliance Officer, Commonwealth International Series Trust, 791 Town & Country Blvd., Suite 250, Houston Texas 77024.

EXHIBIT B

COMMONWEALTH INTERNATIONAL SERIES TRUST
CODE OF ETHICS QUARTERLY TRANSACTION REPORT FORM
FOR INDEPENDENT TRUSTEES AND OFFICERS

Quarterly Transactions

I hereby certify that, (1) the Covered Securities described below were purchased or sold on the date(s) indicated in reliance upon information; or (2) I have listed below the account number(s) for any new account(s) opened in which Covered Securities are or will be held.

1. COVERED SECURITIES PURCHASED/ACQUIRED OR SOLD/DISPOSED

Security Description (Symbol/ CUSIP)	Trade Date	Number of Shares	Per Share Price	Principal Amount	Interest Rate	Maturity Rate	Name of Broker, Dealer, Transfer Agent of Bank (and Account Number and Date Established, if New)	Bought (B) or Sold (S)

2.

Print or Type Name

Signature

Date